Exhibit 23.1
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of BioRestorative Therapies, Inc. on Form S-8 of our report dated March 30, 2022, with respect to our audit of the consolidated financial statements of BioRestorative Therapies, Inc. and Subsidiary as of December 31, 2021 and for the year ended December 31, 2021, which report is included in the Annual Report on Form 10-K of BioRestorative Therapies, Inc. for the year ended December 31, 2022.  We were dismissed as auditors on September 13, 2022 and, accordingly, we have not performed any audit or review procedures with respect to any financial statements incorporated by reference for the periods after the date of our dismissal.

/s/ Friedman LLP

Friedman LLP
Marlton, New Jersey
March 28, 2023